Makarora Completes Acquisition of Plymouth Industrial REIT for $2.1 Billion

NEW YORK, January 27, 2026 – Makarora Management LP ("Makarora") today announced that, together with Ares Alternative Credit funds ("Ares"), it has completed the previously announced acquisition of Plymouth Industrial REIT, Inc. ("Plymouth") in an all-cash transaction valued at approximately $2.1 billion.

Pursuant to the terms of the transaction, Plymouth shareholders will receive cash consideration of $22.00 per share. With the completion of the acquisition, Plymouth will no longer be traded or listed on any public securities exchange.

For more information about the transaction, please see the news release issued by Plymouth on October 24, 2025, which is available on Plymouth’s website at www.plymouthreit.com.

Advisors

KeyBanc Capital Markets Inc. and J.P. Morgan Securities LLC acted as Plymouth’s financial advisors. Morrison & Foerster LLP and Alston & Bird LLP served as Plymouth’s legal counsel.

Moelis & Company LLC acted as the lead financial advisor to Makarora. Citigroup Global Markets Inc. also served as a financial advisor to Makarora. Greenberg Traurig LLP and Simpson Thacher & Bartlett LLP served as Makarora’s legal counsel. Latham & Watkins LLP and Kirkland & Ellis LLP served as Ares’ legal counsel. Dechert LLP served as Citi’s legal counsel.

About Makarora

Makarora Management LP is a New York-based investment management firm established in 2024 and led by senior professionals with extensive experience investing through global property market cycles. The Firm seeks to provide differentiated capital solutions to the commercial real estate sector spanning a wide range of investments, including opportunistic credit, structured capital, and equity. For more information, please visit https://makarora-lp.com.

About Ares Management Corporation

Ares Management Corporation (NYSE: ARES) is a leading global alternative investment manager offering clients complementary primary and secondary investment solutions across the credit, real estate, private equity and infrastructure asset classes. We seek to advance our stakeholders' long-term goals by providing flexible capital that supports businesses and creates value for our investors and within our communities. By collaborating across our investment groups, we aim to generate consistent and attractive investment returns throughout market cycles. As of September 30, 2025, Ares Management Corporation's global platform had over $595 billion of assets under management, with operations across North America, South America, Europe, Asia Pacific and the Middle East. For more information, please visit www.aresmgmt.com.

About Plymouth

Plymouth Industrial REIT, Inc. is a full service, vertically integrated real estate investment company focused on the acquisition, ownership and management of single and multi-tenant industrial properties. Its mission is to provide tenants with cost-effective space that is functional, flexible and safe.

Makarora Contact
Nathan Riggs / Todd Fogarty
nathan.riggs@kekstcnc.com / todd.fogarty@kekstcnc.com